Exhibit 23.2

Consent of Independent Auditors

The Board of Directors
IMTT Holdings Inc. and Subsidiaries:

We consent to the incorporation by reference in the registration statements (Nos. 333-144016, 333-181779 and 333-125226) on Form S-8 of Macquarie Infrastructure Company LLC of our report dated February 15, 2013 with respect to the consolidated balance sheets of IMTT Holdings Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for the years then ended, which report appears in the Form 10-K of Macquarie Infrastructure Company LLC.

/s/ KPMG LLP

New Orleans, Louisiana
February 15, 2013